As filed with the Securities and Exchange Commission on November 7, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

METROPOLITAN BANK HOLDING CORP.

(Exact Name of Registrant as Specified in Its Charter)

New York	6712	13-4042724
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

99 Park Avenue

New York, New York 10016

(212) 365-6700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark R. DeFazio

President and Chief Executive Officer

99 Park Avenue

New York, New York 10016

(212) 365-6700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gary A. Lax, Esq.	Richard D. Truesdell, Jr., Esq.
Michael J. Brown, Esq.	Shane Tintle, Esq.
Megan McKinney, Esq.	Davis Polk & Wardwell LLP
Luse Gorman, PC	450 Lexington Avenue
5335 Wisconsin Avenue, N.W., Suite 780	New York, New York 10017
Washington, D.C. 20015	(212) 450-4000
(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☒ (File No. 333-220805)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Price per Share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, $0.01 par value per share	(1)	$35.00	$3,565,000	$444

(1)	Represents only the additional $3,565,000 amount of shares of common stock being registered pursuant to this registration statement due to an increase in price per share to $35.00 per share, which is in addition to the $121,210,000 of shares of common stock registered pursuant to the related registration statement on Form S-1, as amended (File No. 333-220805). The number of shares offered pursuant to the related registration statement on Form S-1, as amended (File No. 333-220805) has not changed.
(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $121,210,000 on a Registration Statement on Form S-1 (File No. 333-220805), which was declared effective by the Securities and Exchange Commission on November 7, 2017. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $3,565,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters' option to purchase additional shares. The number of shares offered pursuant to the related registration statement on Form S-1, as amended (File No. 333-220805) has not changed.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed with respect to the registration of an additional amount of shares of common stock, par value $0.01 per share, of Metropolitan Bank Holding Corp., a New York corporation, due to the increase in price to $35.00 per share pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier registration statement on Form S-1 (File No. 333-220805), which was declared effective by the Commission on November 7, 2017, are incorporated in this registration statement by reference. The required consent is listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on November 7, 2017.

METROPOLITAN BANK HOLDING CORP.

By:	/s/ Mark R. DeFazio
Mark R. DeFazio
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

*	President and Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2017
Mark R. DeFazio

*	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2017
Sangeeta Kishore

*	Chairman of the Board	November 7, 2017
David M. Gavrin

*	Director	November 7, 2017
Dale Fredston

*	Director	November 7, 2017
David Gold

*	Director	November 7, 2017
Mark H. Goldberg

*	Director	November 7, 2017
Harvey M. Gutman

*	Director	November 7, 2017
Terence J. Mitchell

*	Director	November 7, 2017
Robert C. Patent

*	Director	November 7, 2017
Maria Ramirez

*	Director	November 7, 2017
William Reinhardt

*	Director	November 7, 2017
Robert Usdan

*	Director	November 7, 2017
George J. Wolf, Jr.

* Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-1 of Metropolitan Bank Holding Corp. filed on October 4, 2017.

/s/ Mark R. DeFazio
Mark R. DeFazio

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Crowe Horwath LLP
24.1	Power of Attorney (included on the signature page of the prior registration statement (File No. 333-220805), as filed with the Commission on October 4, 2017).